Exhibit 23.1

[GARVEY SCHUBERT BARER LETTERHEAD]

September 3, 2009

SCOLR Pharma, Inc.
19204 North Creek Parkway, Suite 100
Bothell, WA 98011

Ladies and Gentlemen:

We have acted as counsel for SCOLR Pharma, Inc. (the "Company") in connection with the filing of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 5,000,000 shares of common stock, (the "Shares") of the Company issuable under the Company’s 2004 Equity Incentive Plan  (the "2004 Plan").

We have reviewed those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

Based on the foregoing, it is our opinion that, under the corporate laws of the State of Delaware, the Shares offered and to be offered by the Company under the 2004 Plan have been duly authorized under the Company's Articles of Incorporation, as amended, and, when issued by the Company pursuant to the terms of the 2004 Plan and, in the case of options granted thereunder, upon payment therefor, will be validly issued, fully paid and nonassessable securities of the Company.

This opinion is dated as of the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under Item 5 in the Registration Statement.

Sincerely,

/s/ GARVEY SCHUBERT BARER